Filed pursuant to Rule 424(b)(3)
                                            Registration No. 33-59582-99

P R O S P E C T U S
-------------------


                        [Logo of CBRL Group, Inc.]

                            305 Hartmann Drive
                         Lebanon, Tennessee 37087
                              (615)444-5533


           DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

                           --------------------

     CBRL Group, Inc. is offering to shareholders up to 650,000 shares of CBRL common stock for purchase pursuant to our Dividend Reinvestment and Common Stock Purchase Plan. The plan is designed to provide a convenient method of investing cash dividends and optional cash payments in shares of CBRL common stock without payment of brokerage commissions or other charges.


     We will use reinvested cash dividends and optional cash payments to purchase CBRL common stock from us, in the open market, in negotiated transactions, or a combination of these methods. The price of the CBRL common stock purchased under the plan will be either:

     - if purchased from us, the closing price of the common stock as reported on the Nasdaq Stock Market on the date on which the relevant dividend is paid, or

     - if purchased in the open market or in negotiated transactions, the weighted average price of all shares purchased for the plan for the date on which the relevant dividend is paid.

     CBRL common stock is traded on the Nasdaq Stock Market under the symbol "CBRL." The closing price of the common stock as reported on the Nasdaq Stock Market on November 5, 2001 was $25.22 per share.

     Shareholders who do not desire to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------

                             November 7, 2001


                           SUMMARY OF THE PLAN

ELIGIBILITY.... Our shareholders whose shares are registered in their names may participate in the plan. If your shares are held in a brokerage account, you may participate directly by registering some or all of your shares in your name.

ENROLLMENT..... To enroll, submit a completed Enrollment Card to the plan administrator.

REINVESTMENT OF
DIVIDENDS...... You can reinvest your cash dividends with respect to some or all of your shares toward the purchase of additional shares of our common stock.

OPTIONAL CASH
PAYMENTS....... After you are enrolled in the plan, you may buy additional shares of our stock without paying any fees by submitting a form included with your Enrollment Card and account statement. Each optional cash payment must be at least $100, and the total cash payments may not exceed $5,000 per quarter. You can pay by check or money order.

FULL INVESTMENT Full investment of your dividends is possible because we will credit your account with both whole and fractional shares. We pay dividends on both whole and fractional shares.

PURCHASE OF
SHARES......... We will use reinvested dividends and optional cash payments to purchase CBRL common stock from us, in the open market, or in negotiated transactions.

PRICE OF
SHARES......... The price of the stock purchased from us will be the closing price of our common stock as reported on the Nasdaq Stock Market on the relevant dividend payment date. The price of the stock purchased in the open market or in negotiated transactions will be the weighted average price of all shares purchased for the plan for the relevant dividend payment date.

SAFEKEEPING OF
CERTIFICATES... You may deposit with the plan's administrator for safekeeping your CBRL common stock certificates held outside the plan at no cost to you.

SELL SHARES
CONVENIENTLY... You may sell the stock in your plan account.  You will be responsible for any brokerage commissions and transfer fees.

TRACKING YOUR
INVESTMENT..... You will receive a statement after each investment.
                Statements provide the details of the investment and show the share balance in your plan account.



                                    i

                          AVAILABLE INFORMATION

     We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these documents or other information we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the website maintained by the Commission at http://www.sec.gov. In addition, we maintain a website at http://www.cbrl.com.


             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the Commission will update and supersede this information. The documents listed below, and any future filings made with the Commission under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the plan is terminated, comprise the incorporated documents:

     - Annual Report on Form 10-K for the fiscal year ended August 3, 2001, filed October 12, 2001 (Commission File No. 000-25225); and

     - The description of our common stock set forth under "Description of Capital Stock of the Company and the Holding Company" contained in the Registration Statement on Form S-4, filed August 28, 1998, as amended by Amendment No. 1 thereto, filed October 5, 1998, and as amended by Amendment No. 2 thereto, filed October 9, 1998 (File No. 333-62469).

     Upon request, we will provide, without charge, to each person to whom this prospectus is delivered, a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to those documents not specifically incorporated by reference). Please direct your written or telephone requests to CBRL Group, Inc., Post Office Box 787, Lebanon, Tennessee, 37088-0787, (615) 444-5533, Attention: Investor Relations.

                               THE COMPANY

     CBRL Group, Inc. is a holding company that, through certain subsidiaries, is engaged in the operation and development of the Cracker Barrel Old Country Storer and Logan's Roadhouser restaurant and retail concepts. The Company was formed under Tennessee law in August 1998 as successor to a Tennessee corporation which was incorporated in September 1969.

     As of October 12, 2001, Cracker Barrel Old Country Store, Inc., headquartered in Lebanon, Tennessee, through its various subsidiaries operated 439 full service "country store" restaurants and gift shops in 40 states, primarily the southeast, midwest, mid-atlantic and southwest United States. Stores primarily are located along interstate highways, however, 10 stores are located at "tourist destinations" and 22 "off-interstate" stores are located at locations that are neither a tourist destination nor an interstate location. The restaurants serve breakfast, lunch and dinner and feature home style country cooking prepared on the premises from Cracker Barrel's own recipes using quality ingredients and emphasizing authenticity. Menu items are moderately priced and include country ham, chicken, fish, roast beef, beans, turnip greens, vegetable plates, salads, sandwiches, pancakes, eggs, bacon, sausage and grits. The restaurants do not serve alcoholic beverages. The stores are constructed in a rustic, country store design and feature a separate retail area offering a wide variety of decorative and functional items specializing in hand-blown glassware, cast iron cookware, toys, apparel and wood crafts as well as various old fashioned candies, jellies and other foods. Cracker Barrel stores are intended to appeal to both the traveler and the local customer and consistently have been a consumer favorite. Cracker Barrel was ranked as the top family dining chain for the eleventh consecutive year in the 2000 Restaurants & Institutions magazine "Choice in Chains" annual customer survey.

     As of October 12, 2001, Logan's Roadhouse, Inc., headquartered in Nashville, Tennessee, through its various subsidiaries operated 78 company-owned, and franchised 8, Logan's Roadhouse restaurants in 15 states. Logan's restaurants feature steaks, ribs, chicken and seafood dishes served in a distinctive atmosphere reminiscent of an American roadhouse of the 1940s and 1950s. Logan's serves lunch and dinner and offers full bar service. This concept is designed to appeal to a broad range of customers by offering generous portions of moderately-priced, high quality food in a very casual, relaxed dining environment that is lively and entertaining. The fun atmosphere is enhanced by display cooking of grilled items and complimentary peanuts, which the guests are encouraged to enjoy and let the shells fall on the floor. The Logan's menu is designed to appeal to a wide variety of tastes, and emphasizes extra-aged, hand-cut USDA choice steaks and signature dishes such as baked sweet potatoes and made-from-scratch yeast rolls.

                                 THE PLAN

     The following questions and answers explain and comprise the CBRL Group, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

     The plan provides our shareholders with a convenient and economical way to reinvest cash dividends and to make optional cash purchases of CBRL common stock without paying brokerage commissions or other charges.

ADVANTAGES

2. WHAT ARE THE ADVANTAGES OF THE PLAN?

     There are four major advantages of participation in the plan:

     - You will not pay any brokerage commissions or other charges in connection with any purchases made under the plan.

     - Your funds will be fully invested in CBRL common stock because the plan permits fractional shares to be credited to your plan account. Dividends on fractional shares, as well as on whole shares, will be reinvested in additional shares and those shares will be credited to your plan account.

     - You will avoid the need for safekeeping of stock certificates for shares credited to your plan account.

     - Periodic statements of your plan account reflecting all current activity, including purchases and the latest balance, will simplify your recordkeeping.

ADMINISTRATION

3. WHO WILL ADMINISTER THE PLAN?

     We have engaged SunTrust Bank to administer the Plan, keep records, send statements of account to each plan participant, and perform other duties related to the plan. The Bank will act as agent for plan participants by purchasing CBRL common stock from us or in the open market or negotiated transactions. Shares purchased for you under the plan will be registered in the name of the plan or the Bank's nominee, and will be held for you in safekeeping by or through the Bank until you request, in writing, the issuance of certificates for all or some of your plan shares.

PARTICIPATION

4. WHO IS ELIGIBLE TO PARTICIPATE?

     You are eligible to participate in the plan if you are a shareholder of CBRL common stock and your shares are registered in your name. If the shares are registered in someone else's name, such as a broker or nominee, and you would like to participate, you must either make appropriate arrangements for that person to participate on your behalf, or you must become a shareholder of record by having those shares with respect to which you wish to participate transferred to your name.

     You will not be eligible to participate in the plan if you reside in a jurisdiction in which it is unlawful for us to permit your participation.

     Your right to participate in the plan is not transferable apart from a transfer of your CBRL common stock to another person.

     Shareholders who do not participate in the plan will continue to receive cash dividends, as declared, in the usual manner.

5. WHAT OPTIONS ARE AVAILABLE TO THOSE ELIGIBLE TO PARTICIPATE?

     You may have dividends on all or some of your shares automatically reinvested in CBRL common stock. If you elect to reinvest your dividends, you also may elect to make an optional cash payment of between $100 to $5,000 per quarter for the purchase of additional shares of CBRL common stock. See Questions 11-13 for information on making optional purchases.

ENROLLMENT

6. HOW DOES AN ELIGIBLE SHAREHOLDER ENROLL OR CHANGE OPTIONS UNDER THE PLAN?

     To enroll, complete and sign an Enrollment Card and return it to SunTrust Bank at the address set forth below. You will become a "participant" in the plan once the Bank receives and processes your Enrollment Card. You may change your reinvestment options at any time by completing and signing a new Enrollment Card and returning it to the Bank. If your shares are registered in more than one name, all registered holders must sign the Enrollment Card.

     You may obtain an Enrollment Card at any time by contacting:

                SUNTRUST BANK
                CBRL DIVIDEND REINVESTMENT PLAN
                POST OFFICE BOX 4625
                ATLANTA, GEORGIA  30303-4625
                (404) 588-7822 or
                (800) 568-3476

7. WHEN MAY AN ELIGIBLE SHAREHOLDER ENROLL?

     You may enroll at any time if you are eligible to participate. Reinvestment of dividends will start with the first dividend payment after receipt of your Enrollment Card, provided it is received by SunTrust Bank no later than the record date for that dividend. Otherwise, reinvestment of dividends will be delayed until the next dividend payment date. In the past, record dates have preceded the dividend payment dates by approximately two weeks. Recently, we have paid dividends annually around the first business day after January 1. See Questions 11-13 for information on making optional cash purchases.

     You will remain a plan participant until you choose to discontinue the reinvestment of dividends, or you sell or otherwise dispose of all the shares of CBRL common stock which you have enrolled in the plan.

PURCHASES

8. HOW WILL I ACQUIRE SHARES OF CBRL COMMON STOCK UNDER THE PLAN?

     SunTrust Bank will apply the available combined funds of all plan participants to the purchase of shares of CBRL common stock as soon as practicable after the relevant dividend is paid. The common stock will be acquired from us to the extent we make such stock available and the balance will be purchased by the Bank in the open market or in negotiated transactions, or by a combination of those methods. We will deliver the shares purchased from us to the Bank for safekeeping and will register those shares in the name of the plan or the Bank's nominee.

     NO INTEREST WILL BE PAID ON FUNDS HELD BY SUNTRUST BANK PRIOR TO PURCHASES OF COMMON STOCK UNDER THE PLAN.

9. HOW MANY SHARES OF CBRL COMMON STOCK WILL BE PURCHASED FOR MY ACCOUNT?

     The number of shares that will be purchased for your account will depend on the amount of dividends you reinvest, your optional cash payments, and the purchase price of the stock. To determine the amount of shares credited to your plan account, divide the amount of any dividends you reinvest plus your optional cash payments by the applicable purchase price. Dividends on all shares credited to your plan account, including fractional shares, will be automatically reinvested in additional shares of CBRL common stock until the shares are sold or withdrawn from your plan account.

10. AT WHAT PRICE WILL SHARES OF CBRL COMMON STOCK BE PURCHASED UNDER THE
PLAN?

     The price of shares purchased from us will be the closing price of CBRL common stock as reported on the Nasdaq Stock Market on the date on which the relevant dividend is paid. The price for shares purchased through open market or negotiated transactions will be the weighted average price of all shares purchased for the plan for the relevant dividend payment date.

OPTIONAL CASH PURCHASES

11. HOW CAN I MAKE OPTIONAL CASH PURCHASES?

     If you elect to reinvest your dividends pursuant to the plan, you also can make optional cash purchases by sending SunTrust Bank a check or money order with the form provided with the Enrollment Card and each periodic statement. Do not send cash. Each optional cash payment must be at least $100, and the total cash payments cannot exceed $5,000 per quarter. You need not send the same amount of money each quarter.

     Optional cash purchases can be made as of each date on which a dividend is paid. Recently, dividend payment dates have been the first business day after January 1. If you wish to make optional cash investments more frequently, you may do so on the last Friday of every month other than December.

     OPTIONAL CASH PAYMENTS FROM FOREIGN PARTICIPANTS MUST BE MADE IN U.S. DOLLARS.

12. WHEN MUST MY OPTIONAL CASH PAYMENT BE RECEIVED?

     SunTrust Bank must receive your optional cash payment at least 5 business days before the date on which the relevant dividend is paid or the Bank will hold your check and invest the funds on the next dividend payment date unless you ask the Bank to return the check to you. See Question 13 below.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON FUNDS HELD BY THE BANK PRIOR TO PURCHASES OF CBRL COMMON STOCK UNDER THE PLAN.

13. UNDER WHAT CIRCUMSTANCES WILL AN OPTIONAL CASH PAYMENT BE RETURNED?

     If you want SunTrust Bank to return your uninvested optional cash payment, you must submit a written request to the Bank. The Bank must receive your written request at least 5 business days before the next dividend payment date. The Bank also will return your uninvested optional cash payment in any circumstance where the Bank is required by law to do so.

COSTS

14. WILL I INCUR ANY EXPENSES IN CONNECTION WITH PURCHASES UNDER THE PLAN?

     No. You will not incur any brokerage commissions or other charges when shares are purchased for you under the plan. We will pay the costs of the plan's administration. HOWEVER, IF YOU REQUEST THE BANK TO SELL YOUR SHARES AS EXPLAINED IN QUESTION 24, YOU MUST PAY ANY BROKERAGE COMMISSION AND ANY APPLICABLE TRANSFER TAX INCURRED. See also Question 25 for Federal income tax consequences.

REPORTS TO PARTICIPANTS

15. WHAT REPORTS WILL I RECEIVE IN CONNECTION WITH THE PLAN?

     You will receive an account statement showing the number of shares credited to your plan account as soon as practical after each purchase of shares for your account. The statements normally will be mailed to you within 10 business days after the dividend payment date. The statements are your continuing record of current activity and the cost of your purchases, and should be retained for tax purposes. You also will receive copies of communications sent to all shareholders of CBRL common stock, including our Annual Report to Shareholders, Notice of Annual Meeting and Proxy Statement, and information you will need for reporting your dividend income for Federal income tax purposes.

CERTIFICATES FOR SHARES

16. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED UNDER THE PLAN?

    You will not be issued certificates for shares credited to your plan account unless you make a written request to SunTrust Bank to do so or unless the plan is terminated. Shares purchased under the plan will be credited to your plan account, but they will not be registered in your name. Instead, shares will be registered in the name of the plan or the Bank's nominee.

17. CAN I TRANSFER TO SUNTRUST BANK FOR SAFEKEEPING SHARES HELD OUTSIDE TO
PLAN?

     Yes. As an added convenience to plan participants, you may choose to deposit CBRL common stock certificates held outside the plan with SunTrust Bank for safekeeping at no cost to you. Transferring stock certificates to SunTrust Bank can provide protection against loss, theft or inadvertent destruction of your certificates. ONLY CBRL GROUP, INC. CERTIFICATES ISSUED TO ACCOUNTS ENROLLED IN THE PLAN MAY BE DEPOSITED FOR SAFEKEEPING. As soon as the Bank receives your certificates, it will cancel your certificates and credit your account with the number of shares represented by the certificates submitted.

     To have SunTrust Bank act as custodian for your shares, send your certificates to Corporate Trust Department, SunTrust Bank, Post Office Box 4625, Atlanta, GA 30303-4625. We recommend sending the certificates by registered mail. CERTIFICATES FORWARDED FOR SAFEKEEPING MUST BE ENDORSED TO SUNTRUST BANK BY ALL REGISTERED HOLDERS OF THE SHARES.

     If you have any questions regarding the procedures for safekeeping your shares, please contact SunTrust Bank at the address set forth above or at
(800) 568-3476.

18. MAY I PLEDGE THE SHARES IN MY PLAN ACCOUNT?

     No. You may not pledge or assign any shares credited to your plan account. Any purported pledge or assignment is void. If you wish to pledge or assign your shares, you must first withdraw the shares from your plan account.

TERMINATION OF PARTICIPATION IN THE PLAN

19. HOW CAN I TERMINATE PARTICIPATION IN THE PLAN?

     You must direct SunTrust Bank in writing to discontinue the reinvestment of your dividends. You should mail this notice to the Bank at the address shown under Question 6.

     If you discontinue the reinvestment of dividends, you may either withdraw the whole shares of common stock credited to your plan account (see Question 21), which will terminate your participation in the plan entirely, or you may have the Bank retain some or all of the shares in your plan account. If you elect to keep shares in your plan account, dividends on those shares will continue to be reinvested and you may continue to make optional cash purchases.

20. WHEN MAY I TERMINATE PARTICIPATION IN THE PLAN?

     You may terminate your participation in the plan at any time. If SunTrust Bank receives your written notice to discontinue reinvestment at least 5 business days before the record date for a particular dividend, that dividend will be paid to you in cash. If the Bank receives your notice less than 5 business days before the record date for a particular dividend, then that dividend will be reinvested for your account and all later dividends will be paid to you in cash unless you elect to enroll in the plan again.
You may re-enroll in the plan at any time so long as you continue to meet the eligibility requirements of the plan.

     If the Bank receives your optional cash payment before it receives your written notice to discontinue dividend reinvestment, the Bank will invest your optional cash payment in accordance with the plan unless:

     - you provide a written request to the Bank to return your optional cash payment, and that written request is received by the Bank at least 5 business days before a dividend payment date, or

     -  an applicable law requires the Bank to return your payment.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

21. HOW CAN I WITHDRAW THE SHARES HELD IN MY PLAN ACCOUNT?

     To withdraw all or some of the shares credited to your plan account, you must notify SunTrust Bank in writing and specify the number of shares to be withdrawn. You should mail this notice to the Bank at the address shown under Question 6.

     If the Bank receives your withdrawal notice less than 5 business days before the record date for a particular dividend, that dividend will be reinvested for your plan account. After you withdraw shares from your plan account, dividends on all your shares will continue to be reinvested in accordance with the plan if you elected to reinvest dividends on all of your shares. Otherwise, dividends on the withdrawn shares will be paid to you in cash.

22. WHAT HAPPENS TO ANY SHARES NOT WITHDRAWN FROM MY PLAN ACCOUNT?

     Any remaining whole and fractional shares will continue to be credited to your plan account.

23. WILL I RECEIVE CERTIFICATES FOR THE SHARES I WITHDRAW?

     You will receive certificates for whole shares withdrawn normally within 10 business days of the Bank's receipt of your written withdrawal request. CERTIFICATES FOR FRACTIONAL SHARES WILL NOT BE ISSUED UNDER ANY
CIRCUMSTANCES.  YOU WILL RECEIVE CASH IN LIEU OF FRACTIONAL SHARES.

SALE OF SHARES IN PLAN ACCOUNTS

24. MAY I SELL THE SHARES IN MY PLAN ACCOUNT WITHOUT WITHDRAWING THEM?

     Yes. You may instruct SunTrust Bank to sell all of the shares, both whole and fractional, credited to your plan account. Your selling instruction must be in writing, and it must be signed by each person whose name appears on the plan account. Signatures must be guaranteed by an eligible guarantor institution which is a participant in the Stock Transfer Association recognized signature guarantee program. The Bank will place a sale order through a broker within 10 business days after receiving your properly requested sale instruction. You will receive a check for the proceeds of the sale less any brokerage commission and any applicable transfer tax incurred.

FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS

25. What are the federal income tax consequences of participation in the plan?

     Cash dividends reinvested under the plan will be taxable as having been received by you even though you have not actually received the dividends in cash. You will receive an annual statement (Form 1099-DIV or a successor form) from SunTrust Bank indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income.

     You will not realize gain or loss for U.S. Federal income tax purposes upon the transfer of shares to the plan or the withdrawal of whole shares from the plan. You will, however, generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the plan. The gain or loss is measured by the difference between the amount of the cash received and the cost basis of the shares. Your U.S. Federal income tax basis for shares acquired under the plan with reinvested dividends would be the purchase price of those shares on the date of purchase.

     If you are a non-resident alien or non-U.S. corporation, partnership or other entity, you generally are subject to withholding tax on dividends paid on shares held in the plan. The Bank is required to withhold from dividends paid the appropriate amount determined in accordance with U.S. Treasury regulations. Any applicable withholding tax may be determined by treaty between the U.S. and the country in which you reside. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to your plan account for the investment in additional common stock.

     This U.S. Federal income tax summary does not comprehensively summarize all of the tax considerations that may be relevant to you. We urge you to consult your tax advisor regarding the consequences of participation in the plan.

OTHER PROVISIONS OF THE PLAN

26. WHAT HAPPENS IF CBRL DECLARES A STOCK DIVIDEND OR A STOCK SPLIT?

     In the event dividends are paid in CBRL common stock, or if CBRL common stock is distributed in connection with any stock split or similar transaction, your account will be adjusted to reflect the receipt of the common stock so paid or distributed.

27. HOW WILL THE SHARES CREDITED TO MY PLAN ACCOUNT BE VOTED AT SHAREHOLDERS' MEETINGS?

     You direct how shares credited to your plan account will be voted. We will send you a proxy card in connection with any annual or special meeting of shareholders. This proxy will apply to all shares credited to your plan account and, if properly signed, will be voted in accordance with the instructions that you give on the proxy card.

28. WHAT IS THE RESPONSIBILITY OF CBRL AND SUNTRUST BANK UNDER THE PLAN?

     CBRL and SunTrust Bank will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of the failure to terminate your plan account upon your death prior to receipt of written notice of that death, or any claim with respect to the timing or the price of any purchase or sale of CBRL common stock.

     You should recognize that neither CBRL nor the Bank can assure you of a profit or protect you against a loss on shares of common stock purchased or sold under the plan.

     The plan does not represent a change in our dividend policy or a guarantee of future dividends. Our Board of Directors will continue to determine dividends based on our earnings, financial condition and other factors. Our Board may change the amount and timing of dividends at any time without notice.

29. MAY THE PLAN BE CHANGED OR DISCONTINUED?

     We reserve the right to suspend or terminate the plan, or your participation in the plan, at any time, including during the period between a dividend record date and the related dividend payment date. We also reserve the right to make modifications to the plan and to appoint a new agent in the place of SunTrust Bank at any time. We will notify you of any plan suspension, termination or modification, and of any termination initiated by us of your participation. Upon a termination of the plan or your participation in the plan, except in the circumstances described below, you will receive any uninvested optional cash payment, a certificate for whole shares credited to your plan account, and a cash payment for any fractional shares credited to your account.

     If, while you are an existing participant in the plan, we terminate the plan for the purpose of establishing another dividend reinvestment and common stock purchase plan, you will be enrolled automatically in the new plan and the shares credited to your plan account will be credited automatically to the new plan, unless written notice is received from you to the contrary.

30. HOW MAY I OBTAIN ANSWERS TO OTHER QUESTIONS REGARDING THE PLAN?

     If you have other questions concerning the plan, please write or call SunTrust Bank at the address and telephone number set forth in Question 6.

31. HOW IS THE PLAN TO BE INTERPRETED?

     The plan, your plan account, and any documents or instruments relating to the plan shall be governed by and construed in accordance with the laws of the State of Tennessee and applicable state and federal securities laws. We will determine all questions of interpretation of the plan and every such determination will be final. In addition, we may adopt rules and regulations to facilitate the plan's administration.

32. WHAT ARE SOME OF MY RESPONSIBILITIES?

     You have no right to draw checks or drafts against your plan account or to give instructions to SunTrust Bank with respect to any shares of common stock or cash held in your plan account, except as expressly provided in this plan and prospectus. Notices will be given to you by letter addressed to your last plan address of record with the Bank. You should notify the Bank promptly in writing of any change of address.

                              USE OF PROCEEDS

     We intend to apply the proceeds we receive from our sale of shares of common stock to the plan to our general corporate purposes. We do not know precisely the number of shares that we ultimately will sell pursuant to the plan or the prices at which those shares will be sold. If shares of common stock are purchased by the plan in the open market or in negotiated transactions, we will not receive any proceeds from those purchases.

                                EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information included in our Quarterly Reports on Form 10-Q, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in our Quarterly Reports on Form 10-Q and incorporated by reference herein, Deloitte & Touche LLP did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.


                           INDEMNIFICATION

     The Charter of the Company, as amended, provides that, except as prohibited by law, no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty.

     With respect to possible indemnification of directors, officers and controlling persons of the Company for liabilities arising under the Act pursuant to those Charter provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

YOU SHOULD RELY ONLY ON THE
INFORMATION CONTAINED IN THIS
DOCUMENT OR IN THE DOCUMENTS TO                    650,000 Shares
WHICH WE HAVE REFERRED.  WE HAVE
NOT AUTHORIZED ANYONE TO PROVIDE
YOU WITH INFORMATION THAT IS
DIFFERENT.  THIS DOCUMENT DOES NOT
OFFER COMMON STOCK IN ANY PLACE OR           [Logo of CBRL Group, Inc.]
TO ANY PERSON IN WHICH OR TO WHOM
AN OFFER OR SALE WOULD BE UNLAWFUL.
UNDER NO CIRCUMSTANCES SHALL THE
DELIVERY OF THIS DOCUMENT OR ANY
SALE MADE UNDER THE PLAN CREATE AN                  Common Stock
IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE
COMPANY OR IN THE INFORMATION                 ========================
CONTAINED IN THIS DOCUMENT SINCE
THE DATE OF THIS DOCUMENT.                           PROSPECTUS

                                              ========================

                                                  November 7, 2001




                           Table of Contents
                           -----------------

Section                     Page    Section                        Page
-------                     ----    -------                        ----
Summary of the Plan............i      Costs...........................6
Available Information..........1      Reports to Participants.........7
Incorporation of Certain
 Documents by Reference........1      Certificates for Shares.........7
The Company....................2      Termination of Participation
The Plan.......................3       in the Plan....................8
   Purpose.....................3      Withdrawal of Shares in
   Advantages..................3       Plan Accounts..................8
   Administration..............3      Sale of Shares in Plan Accounts.9
   Participation...............4      Federal Income Tax
   Enrollment..................4       Consequences to Participants...9
   Purchases...................5      Other Provisions of the Plan...10
   Optional Cash Purchases.....6    Use of Proceeds..................11
                                    Experts..........................12
                                    Indemnification..................12